Exhibit 5.1

19 December 2025
Matter No.: 7570-003
+1 441 295-6500
Kim.willey@aswlaw.com
IBEX Limited
Crawford House
50 Cedar Avenue
Hamilton HM 11
Bermuda

Dear Sirs/Madams,

Re: IBEX Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 19 December 2025 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 650,000 Common Shares, par value US$0.000111650536 per share (the “Common Shares”), issuable pursuant to the IBEX Limited Amended and Restated 2020 Long Term Incentive Plan which was amended and restated effective as of 5 December 2025 (the “2020 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the 2020 Plan. We have also reviewed the memorandum of association, together with the related certificate of deposit of memorandum of increase of share capital, and the bye-laws of the Company, each certified by the Secretary of the Company on December 11th, 2025, resolutions of the Company’s directors dated October 22nd, 2025 and minutes of the Company’s FY25 Annual General Meeting held on December 5th, 2025 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the 2020 Plan and other documents reviewed by us; (d) that the Resolutions were passed at duly convened meetings of the board and members, respectively, of the Company and remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) that there is no provision of any Award Agreement (as defined in the Plan)
ASW Law Limited | Crawford House | 50 Cedar Avenue | Hamilton HM11 | Bermuda
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which would have any implication in relation to the opinions expressed herein; (g) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (h) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares; and (i) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, such that approval by the Bermuda Registrar of Companies of any new beneficial owners (as such term is defined under section 2 of the Bermuda Beneficial Ownership Act 2025) of the Common Shares will not be required pursuant to section 3(2) of the Bermuda Beneficial Ownership Act 2025 at the time of issuance of any Common Shares.
We express no opinion with respect to the issuance of shares pursuant to any provision of the 2020 Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the 2020 Plan and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda, and based solely on the certificate of compliance issued by the Registrar of Companies dated 11 December 2025, is in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the 2020 Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ASW Law Limited

ASW Law Limited